Exhibit 11

February 17, 2006

Crescent Capital VI, L.L.C.

11624 S.E. 5th Street, Suite 200

Bellevue, WA  98005

Attn:  Jeffrey D. Gow

Re:  Financing Commitment Letter

Gentlemen:

We understand that Crescent Capital VI, L.L.C., a Washington limited liability company (“Buyer”), has delivered an offer letter (the “Offer Letter”) addressed to the board of directors of FirstBank NW Corp, a Washington corporation (“FirstBank”), outlining the terms and conditions of a proposed acquisition (the “Acquisition”) of all of the stock of FirstBank not already owned by Buyer, through a newly formed entity that will either own or merge with FirstBank (the “Acquisition Vehicle”).  The proposed Acquisition will be accomplished pursuant to a merger agreement or other purchase agreement (which may include a first step tender offer) for the purchase of all of the outstanding shares of FirstBank stock other than those currently held by Buyer (the “Acquisition Agreement”).  We further understand the Acquisition will be completed on terms substantially similar to those set forth on the term sheet attached hereto (the “Term Sheet”).

Upon the terms and subject to the satisfaction of the conditions set forth in this letter agreement (and subject to rejection of this commitment by the Buyer in its sole discretion), the undersigned hereby commits to invest the amount indicated on the signature page hereof to purchase shares of capital stock of the Acquisition Vehicle (the “Securities”).

The terms and conditions of the undersigned’s commitment are as follows:

1.             Payment.  The undersigned or one of its affiliates will pay for the Securities in full in cash by wire transfer pursuant to the instructions provided by Buyer.

2.             Closing.  The closing of the purchase of the Securities will occur on (or immediately before) the closing of the Acquisition (the “Closing”).

3.             Conditions.  The obligation of the undersigned to invest the amount indicated on the signature page hereof is subject to the undersigned’s satisfaction that each of the following conditions precedent and all other conditions set forth in the Term Sheet have been satisfied:  (i) execution and delivery of an Acquisition Agreement and any other documents in connection therewith mutually acceptable to the parties thereto, incorporating substantially the terms and conditions as outlined in this letter agreement, the Offer Letter, the Term Sheet and the Summary of Terms of Charter After Closing; (ii) the absence at the Closing of any legal proceedings seeking to enjoin or prevent the consummation of the transactions contemplated hereby; (iii) the receipt of all applicable governmental, regulatory and other consents and approvals required in connection with the transactions contemplated hereby, (iv) the absence at the Closing of any material adverse effect since the quarterly period ended September 30, 2005 in the financial condition, business, assets, or results of operations of FirstBank and its subsidiaries, taken as a whole and (v) the negotiation and execution of a subscription agreement and a registration rights agreement on customary and reasonable terms consistent with this letter agreement, the Term Sheet and the Summary of Terms of Charter After Closing.

4.             Termination.  Notwithstanding anything herein to the contrary, the undersigned’s commitment to purchase the Securities or any other obligation hereunder shall terminate upon the first to occur of (i) August 16, 2006, if a definitive Acquisition Agreement has not previously been executed by Buyer and FirstBank; (ii) 12 months following the date hereof if any required regulatory approvals of the Acquisition are not received by such date; and (iii) the Buyer’s decision not to proceed with the Acquisition.

5.             Certain Representations.  Each of Buyer and the undersigned makes the following representations:  (a) it has full power and authority to execute and deliver this letter agreement and to perform its obligations hereunder, (b) it has taken all actions necessary to authorize the execution, delivery and performance of this letter agreement by it, (c) such execution, delivery and performance do not conflict with or violate or otherwise result in any default under its organizational documents and (d) this letter agreement is the valid, legal and binding obligation of Buyer or the undersigned, as applicable, in accordance with this letter agreement’s terms.

6.             Miscellaneous.

(a)           Binding Agreement.  This letter agreement will apply to and be binding and enforceable in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  The undersigned acknowledges and agrees that the undersigned’s failure to purchase the Securities at the Closing would give rise to irreparable harm to Buyer; provided, however, that the undersigned shall not be held in breach of this letter agreement if at the Closing the undersigned fails to complete the purchase of the Securities solely because (i) other investors that as of the date of this letter agreement have committed to subscribe for 15% or more of the Securities breach their agreement to subscribe for the Securities or (ii) Buyer is unable to raise the capital necessary to close the Acquisition.

(b)           Assignment.  This letter agreement (and the undersigned’s commitments hereunder) shall not be assignable by either Buyer or the undersigned without the consent of the other, provided that Buyer may assign this letter agreement (and the undersigned’s commitments hereunder) to the Acquisition Vehicle without the undersigned’s consent and the undersigned may assign this letter agreement to a controlled affiliate of the undersigned without Buyer’s consent or to any other affiliate of the undersigned with Buyer’s consent (which consent shall not be unreasonably withheld).  Except as set forth in the preceding sentence, any purported assignment without the consent of the other party shall be null and void.

(c)           Publicity.  The undersigned agrees to the disclosure of its name as an investor in the Acquisition Vehicle in (i) Buyer’s amended Schedule 13D to be filed promptly after the parties execute this letter agreement in the form previously reviewed and approved by the undersigned (which approval shall not be unreasonably withheld or delayed), and (ii) any other filing required to be made with any governmental agency or regulatory body; provided that Buyer will use commercially reasonable efforts to provide the undersigned an opportunity, a reasonable amount of time prior to filing, to review and comment on such filing if the filing contains any description or characterization of the undersigned or any of its affiliates (other than simply filing an agreement to which the undersigned is a party required to be filed with a governmental agency or regulatory body).   Buyer agrees that, with respect to any public disclosure in a press release or similar disclosure to the news media of the undersigned’s or any of its affiliates’ participation in the Acquisition or any of the transactions contemplated thereby, Buyer shall give the undersigned prior notice thereof to review and approve such disclosure (which approval shall not be unreasonably withheld or delayed) as soon as practicable, but in no event later than 48 hours prior to the disclosure.

(d)           Amendment; Waiver.  This letter agreement may not be amended or waived except by an instrument in writing signed by the undersigned and Buyer.

(e)           Indemnification.  In the event that Buyer or the undersigned becomes involved in any capacity in any action, proceeding or investigation brought by or against any person or any governmental or regulatory entity in connection with or as a result of Buyer’s or the undersigned’s actions prior to closing an Acquisition in connection with the agreements set forth in this letter agreement, the Offer Letter, the Term Sheet or the Summary of Terms of Charter After Closing, (i) Buyer agrees to indemnify, defend and hold harmless the undersigned and its officers, directors, employees, agents and representatives (the “Indemnified Parties”) against any and all actual losses, claims, damages or liabilities of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and expenses, but excluding consequential damages, such as lost profits, (x) if and to the extent that any such loss, claim, damage or liability is determined by a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of Buyer or any of its officers, directors, employees, agents and representatives; or (y) arising from or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing made by Buyer with any governmental or regulatory entity (other than information about the undersigned and furnished by the undersigned in writing), or any omission or alleged omission to state in any filing made by Buyer with any governmental or regulatory entity a material fact required to be stated therein or necessary to make statements therein not misleading, or any violation by Buyer of any law, rule or regulation with respect to the transactions referred to herein; and (ii) the undersigned agrees to indemnify, defend and hold harmless Buyer and its Indemnified Parties against any and all losses, claims, damages or liabilities of any kind whatsoever, if and to the extent that any such loss, claim, damage or liability is determined by a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of the undersigned or any of its officers, directors, employees, agents and representatives.  This Section 6(e) will continue notwithstanding any termination of this letter agreement.

(f)            Severability.  If any provision of this letter agreement is held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire letter agreement.  Such provision shall be deemed to be modified to the extent necessary to render this letter agreement legal, valid and enforceable.

(g)           Attorneys’ Fees.  In the event of any arbitration, lawsuit or other proceeding by any party arising under or out of, in connection with or in respect of, this letter agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, and it shall be the opinion of the determining court as to which or whether any party was actually the prevailing party in any such action.  Attorneys’ fees incurred in enforcing any judgment in respect of this letter agreement are recoverable as a separate item.  The parties intend that the preceding sentence be severable from the other provisions of this letter agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

(h)           Governing Law.  This letter agreement shall be governed by the internal laws of the State of Washington.  Each of the Buyer and undersigned hereby consents to submit itself to the personal jurisdiction of any federal court located in the State of Washington or any Washington state court in the event any dispute arises out of this letter agreement or any of the transactions contemplated hereby and further waive any rights they may have (and agree not) to assert that they are not subject to the jurisdiction of such courts or the doctrine of forum non conveniens, or to object to venue.

(i)            Signatures.  This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(j)            Expenses; Break-Up Fee.  Except as may be otherwise provided in the Term Sheet, the undersigned will pay for its own expenses incurred in connection with the Acquisition.  In the event that the Acquisition does not occur because another buyer acquires all of the stock (including the shares of Buyer) of FirstBank and FirstBank has agreed to pay a break-up or similar fee to Buyer, then such break-up or similar fee shall be paid to all investors who executed a Financing Commitment Letter in proportion to their respective commitment to acquire Securities (or in the case of Buyer, its commitment to acquire Securities and its existing ownership of FirstBank stock).

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This agreement may be accepted by you at any time prior to 5:00 p.m. Pacific Standard Time, February 22, 2006.  If not accepted by such time it shall expire.

Sincerely,

Signature:
Name:
Title:

Total Committed Investment:  $

Acknowledged and Accepted this          day of February, 2006.

Crescent Capital VI, L.L.C.

By:
Name:
Title: